UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): June 7, 2005

                             CARRIZO OIL & GAS, INC.
             (Exact name of registrant as specified in its charter)

        Texas                      000-29187-87               76-0415919
     (State or other               (Commission             (I.R.S. Employer
     jurisdiction of               File Number)           Identification No.)
      incorporation)


           1000 Louisiana Street
                 Suite 1500
               Houston, Texas                                     77002
   (Address of principal executive offices)                     (Zip code)

       Registrant's telephone number, including area code: (713) 328-1000


                                       N/A
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01.        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

               On June 13, 2005, Carrizo Oil & Gas, Inc., a Texas corporation (the "Company" or "we") sold an aggregate of 1.2 million shares of the Company's common stock, par value $0.01 per share ("Common Stock"), to institutional investors (the "Investors") at a price of $15.25 per share in a private placement (the "Private Placement"). The number of shares sold is approximately 5% of the fully diluted shares outstanding before the offering. The net proceeds of the Private Placement, after deducting placement agents' fees but before paying offering expenses, are expected to be approximately $17,385,000. We intend to use the proceeds from the Private Placement to fund in part our capital expenditure program for 2005, including our drilling programs in the Barnett Shale and onshore Gulf Coast areas, and for other corporate purposes.

               In connection with the Private Placement, we entered into a Placement Agent Agreement (the "Placement Agent Agreement") with a third party (the "Placement Agent"), pursuant to which the Company engaged the Placement Agent as its managing placement agent in the Private Placement. In consideration of the Placement Agent's services under the Placement Agent Agreement, the Placement Agent is entitled to a fee equal to five percent of the gross proceeds of the Private Placement and reimbursement of up to $50,000 of its expenses in connection with the Private Placement. In certain situations, we are required to indemnify the Placement Agent, including without limitation, for certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

               Also in connection with the Private Placement, the Company entered into Subscription and Registration Rights Agreements (the "Subscription and Registration Rights Agreements") with the Investors. The Subscription and Registration Rights Agreements provide registration rights with respect to the shares purchased in the Private Placement. We are generally required to file a resale shelf registration statement to register the resale of such shares under the Securities Act within 30 days of the closing of the Private Placement. We are subject to certain covenants under the terms of the Subscription and Registration Rights Agreement, including the requirement that the registration statement be kept effective for resale of shares for two years. In certain situations, we are required to indemnify the Investors, including without limitation, for certain liabilities under the Securities Act.

ITEM 3.02         UNREGISTERED SALES OF EQUITY SECURITIES.

               As described under Item 1.01 above, on June 13, 2005, pursuant to the Subscription and Registration Rights Agreements, we issued to the Investors an aggregate of 1.2 million shares of Common Stock. In issuing the shares of Common Stock, the Company relied on the exemption from registration provided by
Section 4(2) of the Securities Act for transactions not involving a public offering.

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

               Any securities described in this report that have been offered or are to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ITEM 7.01         REGULATION FD DISCLOSURE.

               In April 2005, we acquired assets in the Barnett Shale for approximately $4.1 million. This acquisition consisted of approximately 600 net acres and working interests in 14 existing gross wells (7.3 net) with an estimated 5.4 Bcfe of proved reserves, based upon our internal estimates. All of the interests in the wells acquired related to wells in which we already had an interest. The consideration paid for this acquisition was approximately $2.3 million in cash and 112,697 shares of Common Stock.

               On or about April 30, 2005, two of our top producing wells, the Delta Farms #1 and the Beach House #1, were shut in for workovers. The Beach House #1, which averages approximately 2.0 MMcfe/d net to us, is currently shut in while we complete a workover and gravel pack. The Delta Farms #1, which averages approximately 2.0 MMcfe/d net to us, is also shut in while we perform a squeeze cement job to eliminate water channeling behind the casing. Both of these workovers could be completed and back on production by mid-June, although there can be no assurance as to the timing and results of the workovers. While there can be no assurance at this time, we believe wellbore problems to be the cause for the production disruptions on both wells, and, accordingly, expect that we will successfully re-establish production at the pre-shut in levels. Based upon the projected time period these wells are to be shut in, we estimate that the impact from these workovers on our second quarter average daily production will be a reduction of approximately 2.0 MMcfe/d. There is always a risk that these workovers may be unsuccessful. In that event, we could lose up to an estimated 1.4 Bcfe and 0.1 Bcfe of reserves currently booked on the Delta Farms #1 (current pay zone) and the Beach House #1, respectively. The Delta Farms #1 has another proven zone up the hole; accordingly, we would recomplete the well in the second zone should the aforementioned workover be unsuccessful.

               As a result of natural declines and delays in tying new wells on line (including an estimated 7 MMcfe/d of production from wells awaiting completion and/or pipeline hookup), as well as the shut-in wells described above, we expect that second quarter production will be in the range of 23 to 24 MMcfe/d as compared to our first quarter 2005 production and our second quarter 2004 production of 26.2 and 21.6 MMcfe/d, respectively.

               In connection with our revolving credit facility, we are presently completing a scheduled May 2005 borrowing base redetermination with our lenders. We do not expect the borrowing base redetermination will be completed by the lenders until late June. We do not yet know whether our borrowing base will be materially reduced by the aforementioned disruptions in production on the Delta Farms #1 and Beach House #1 wells.



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

               We expect to seek to refinance our existing debt, currently $77.5 million outstanding as of May 31, 2005. This refinancing could replace our current debt structure with a smaller ($10 million to $20 million) revolving credit facility and a second lien term loan facility of up to $125 million in lieu of our senior subordinated secured notes and senior subordinated notes. There can be no assurance as to the terms or amount of any refinanced debt or that any debt refinancing will take place. In the event that we do not complete the debt refinancing described above or the refinancing is delayed, we would expect to seek to effect other debt and/or equity financings.

               Through our wholly owned subsidiary, CCBM, Inc. ("CCBM"), we have a minority ownership interest in Pinnacle Gas Resources, Inc. ("Pinnacle"), which explores for coalbed methane reserves in Montana and Wyoming. In March 2005, Pinnacle entered into a purchase and sale agreement to acquire additional undeveloped acreage, which would also significantly increase its development program budget in 2005. CCBM and the other Pinnacle shareholders were given the option to participate in the equity contribution into Pinnacle needed to finance this acquisition and its development program in 2005. Should we maintain our proportionate ownership interest in Pinnacle on a fully diluted basis, we estimate that we would be required to contribute approximately $3.2 million in the near term and, if requested by Pinnacle's Board of Directors, up to an additional $3.2 million by December 31, 2006. If CCBM does not contribute any or all of its share of the equity contribution, its fully diluted ownership in Pinnacle would be reduced. In May 2005, CCBM initially subscribed, subject to certain conditions, to purchase additional Pinnacle capital stock valued at $3.0 million, its approximate share of the first installment of the equity capital needed to fund the acquisition and part of the additional development program. However, subject to approval from our board of directors and from Pinnacle, we expect that CCBM will now elect not to participate in the equity contribution in Pinnacle. There can be no assurance regarding CCBM's level of participation in future equity contributions to Pinnacle, if any.

-------------------------------

               Certain statements in this Current Report, including without limitation those relating to the use of the proceeds of the Private Placement, the timing and success of workovers, the borrowing base redetermination, refinancing our debt, future financings, the equity contribution in Pinnacle, our second quarter production and other statements, that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include our results of operations, market conditions, the success of debt refinancing, actions by Pinnacle, the effect and success of workovers and other risks described in the Company's Form 10-K for the year ended December 31, 2004 and its other filings with the Securities and Exchange Commission.




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

                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      CARRIZO OIL & GAS, INC.


                                      By: /s/ Paul F. Boling
                                          ------------------
                                      Name:  Paul F. Boling
                                      Title: Vice President and
                                             Chief Financial Officer


Date:  June 13, 2005